Exhibit 99.1

Femasys Inc. Announces the Appointment of Wendy Perrow, Transformational Biotech Entrepreneur, as New Board Member

-- Industry leader Wendy Perrow brings decades of expertise in fundraising, global product launches and corporate strategy to the Femasys team –

ATLANTA, January 20, 2022 -- Femasys Inc. (NASDAQ: FEMY), a biomedical company aiming to meet women’s needs worldwide by developing a suite of product candidates that include minimally invasive, in-office technologies for reproductive health, today announced the appointment of a new board member, Wendy Perrow. Ms. Perrow brings decades of experience in the life sciences industry related to fundraising, global product launches and corporate strategy.  Additionally, Femasys announced that William Witte, a board member since 2017 has resigned.

 “We are thrilled to have Wendy join our board and be able to tap into her experience at a key time, as we progress with our de novo clinical trial for FemaSeed®, our localized directional insemination product candidate for infertility, and, just as we gear up for the pivotal trial later this year for our permanent birth control product candidate, FemBloc®“, Kathy Lee-Sepsick, president, chief executive officer and founder of Femasys, commented. “Wendy brings to the board a strong and proven track record of topline vision and corporate strategy, as well as high-level tactical expertise in marketing, business and product development and fundraising. All of which will prove to be incredibly beneficial as we steer Femasys forward with our commercial assets in tandem with the clinical progression of our lead product candidates.”

Ms. Lee-Sepsick added, “I would also like to express our gratitude to William Witte for his time and support while a board member over the past four years.  William was instrumental in assisting with fund raising prior and during our initial public offering. His over 28 years’ experience in the financial and capital markets was crucial to our strategic planning and execution as we entered and became acclimated in the public markets.”

Ms. Perrow brings a proven record of company-building and fundraising, in addition to corporate strategy, business and product development, regulatory, manufacturing and marketing in the life sciences.  Most recently, Ms. Perrow was the chief executive officer of AsclepiX Therapeutics, Inc., an early-stage biotechnology company developing novel peptide therapeutics for indications in retinal diseases and oncology. She also served as an AsclepiX board member. Prior to this, Ms. Perrow was the chief executive officer of Alba Therapeutics, Inc., a clinical-stage biotechnology company developing novel therapeutics for autoimmune and gastrointestinal diseases. During this time. Ms. Perrow was instrumental in raising $31 million via a partnership with Cephalon, the proceeds of which funded a Phase 2b clinical trial and closed a deal with Innovate Biopharmaceuticals, Inc. (now 9 Meters Biopharma). Prior to this, at Sigma-Tau Pharmaceuticals, Inc., as vice president of business development, marketing and sales, Ms. Perrow drove the estimated market value of the company by 515% in three years and championed the first global Hodgkin Lymphoma trial led by thought leader, Volker Diehl, M.D.

Throughout her career, Ms. Perrow has led the creation of companies focused on ophthalmology and oncology, and she has launched world-renowned products in cholesterol, vaccines, and hypertension yielding multi-billion dollars in sales, as well as closed a multi-million dollar out-licensing deal for a first-of-its kind phase 2 asset. Ms. Perrow additionally has diverse global business experience working with the U.S., European, Pan-Asian and Latin American markets.

Ms. Perrow commented, “I am excited to be joining the Femasys Board at a time when we are in a position to leverage the company’s lead product candidates, FemBloc and FemaSeed, pre-market. My background lies in maximizing value for breakthrough assets with novel mechanisms of action, so I am eager to be able to offer my expertise and contribute to maximizing the value of these product candidates as they progress towards potential commercialization, as well as maximize the company’s overall corporate strategy as it matures following its entry in the public markets.”

Ms. Perrow received her MBA in Finance and Marketing from Duke University, The Fuqua School of Business and has an undergraduate degree, magna cum laude, in Education from Eastern Illinois University. Ms. Perrow sits on several boards and is a member of Women in Bio.

About Femasys

Femasys Inc. is a biomedical company aiming to meet women’s needs worldwide by developing a suite of product candidates that include minimally invasive, in-office technologies for reproductive health. Its two lead product candidates are FemBloc® permanent birth control and FemaSeed® localized directional insemination for infertility. The Company’s product for fallopian tube assessment by ultrasound, FemVue®, is currently marketed in the United States. Femasys is also advancing FemCerv®, a technology platform for tissue sampling intended to be marketed alongside its other women-specific medical products in the physician’s office setting.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “believe,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate.  Factors that could cause actual results to differ include, among others: our ability to develop and advance our current product candidates and programs into, and successfully initiate and complete, clinical trials; the ability of our clinical trials to demonstrate safety and effectiveness of our product candidates and other positive results; estimates regarding the total addressable market for our product candidates; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 11, 2021, and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:

Investors
Chuck Padala
LifeSci Advisors, LLC
+1-917-741-7792
chuck@lifesciadvisors.com

Media
Sky Striar
LifeSci Communications
sstriar@lifescicomms.com

Femasys Inc.
Investor Contact:
IR@femasys.com

Media Contact:
Media@femasys.com